Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Fidelity Summer Street Trust of our report dated March 14, 2025, relating to the financial statements and financial highlights of Fidelity Series Sustainable U.S. Market Fund, which appears in Fidelity Summer Street Trust’s Certified Shareholder Report on Form N-CSR for the year ended January 31, 2025. We also consent to the references to us under the headings: “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
March 24, 2025